Exhibit 77D
Morgan Stanley U.S. Government Securities Trust

     Effective  November  3, 2006, the following  investment
policy   changes  took  effect  for  Morgan   Stanley   U.S.
Government Securities Trust (the "Trust"):

The   U.S.  Government  securities  (including  zero  coupon
securities) that the Fund may purchase include:

  ú    U.S. Treasury bills, notes and bonds, all of which are
     direct obligations of the U.S. Government.

  ú     Securities  (including  mortgage-backed  securities)
     issued  by agencies and instrumentalities of  the  U.S.
     Government which are backed by the full faith and credit of the United States.  Among the agencies and instrumentalities issuing  these obligations are the Government  National
     Mortgage Association and the Federal Housing Administration.

  ú     Securities  (including  mortgage-backed  securities)
     issued by agencies and instrumentalities which are  not
     backed by the full faith and credit of the United States,
     but whose issuing agency or instrumentality has the right to borrow, to meet its obligations, from the U.S. Treasury.
     Among these agencies and instrumentalities are the Federal
     National Mortgage Association and the Federal Home Loan
     Mortgage Corporation.

  ú     Securities  issued by agencies and instrumentalities
     which are backed solely by the credit of the issuing agency
     or   instrumentality.    Among   these   agencies   and
     instrumentalities are the Federal Farm Credit System and the
     Federal Home Loan Banks.

  ú     Securities supported by the U.S. Government in  some
     other way, such as the discretionary authority of the U.S.
     Government to purchase certain obligations of the agency or instrumentality.